Filed Pursuant to Rule 424(b)(2)
Securities Act File No. 333-285516

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 2025, as supplemented to date)
BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST
Up to 3,801,642 Common Shares of Beneficial Interest

BlackRock Utilities, Infrastructure & Power Opportunities Trust (the “Trust,” “we,” “us” or “our”) is offering for sale up to 3,801,642 of our common shares of beneficial interest (“common shares”). Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “BUI.” As of the close of business on June 25, 2026, the last reported net asset value per share of our common shares was $27.99 and the last reported sale price per share of our common shares on the NYSE was $28.68.
The Trust is a diversified, closed‑end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Trust’s investment objectives are to provide total return and income through a combination of current income and long-term capital appreciation. The Trust’s investment adviser is BlackRock Advisors, LLC (the “Advisor”), and the Advisor’s affiliate, BlackRock International Limited (the “Sub‑Advisor”), acts as the Trust’s sub‑adviser.
The Trust has entered into a distribution agreement dated June 5, 2025 (the “Distribution Agreement”) with BlackRock Investments, LLC (the “Distributor”), an affiliate of the Advisor, to provide for distribution of the Trust’s common shares. The Distributor has entered into a sub‑placement agent agreement dated June 5, 2025 (the “Sub‑Placement Agent Agreement”) with UBS Securities LLC (the “Sub‑Placement Agent”) with respect to the Trust relating to the common shares offered by this Prospectus Supplement and the accompanying Prospectus dated June 2, 2025, as supplemented to date (the “Prospectus”). In accordance with the terms of the Sub‑Placement Agent Agreement, the Trust may offer and sell its common shares from time to time through the Sub‑Placement Agent as sub‑placement agent for the offer and sale of its common shares. Under the Investment Company Act, the Trust may not sell any common shares at a price below the current net asset value of such common shares, exclusive of any distributing commission or discount.
Sales of our common shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.
The Trust will compensate the Distributor with respect to sales of common shares at a commission rate of 1.00% of the gross proceeds of the sale of the Trust’s common shares. Out of this commission, the Distributor will compensate the Sub‑Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Trust’s common shares sold by the Sub‑Placement Agent. In connection with the sale of the common shares on the Trust’s behalf, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.
Investing in the Trust’s common shares involves certain risks, including risks of leverage, that are described in the “Risks” section beginning on page 26 of the accompanying Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
July 1, 2026
This Prospectus Supplement, together with the accompanying Prospectus, sets forth concisely the information about the Trust that a prospective investor should know before investing. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information, before deciding whether to invest in the common shares. You should retain the accompanying Prospectus and this Prospectus Supplement for future reference. A Statement of Additional Information, dated June 2, 2025, as supplemented to date (the “SAI”), containing additional information about the Trust, has been filed with the SEC and, as amended and/or supplemented from time to time, is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may call (800) 882‑0052, visit the Trust’s website (http://www.blackrock.com) or write to the Trust to obtain, free of charge, copies of the SAI and the Trust’s semi-annual and annual reports, as well as to obtain other information about the Trust or to make shareholder inquiries. The SAI, as well as the Trust’s semi-annual and annual reports, are also available for free on the SEC’s website (http://www.sec.gov). You may also e‑mail requests for these documents to publicinfo@sec.gov. Information contained in, or that can be accessed through, the Trust’s website is not part of this Prospectus Supplement or the accompanying Prospectus.
You should not construe the contents of this Prospectus Supplement and the accompanying Prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Trust.
The Trust’s common shares do not represent a deposit or an obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Neither the Trust nor the underwriters have authorized anyone to provide you with different information. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Trust,” “us,” “our” and “we” refer to BlackRock Utilities, Infrastructure and Power Opportunities Trust.

TABLE OF CONTENTS
Prospectus Supplement

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	S‑1
PROSPECTUS SUPPLEMENT SUMMARY	S‑2
SUMMARY OF TRUST EXPENSES	S‑4
USE OF PROCEEDS	S‑5
CAPITALIZATION	S‑6
PLAN OF DISTRIBUTION	S‑7
LEGAL MATTERS	S‑8
ADDITIONAL INFORMATION	S‑8
Prospectus

PROSPECTUS SUMMARY	1
SUMMARY OF TRUST EXPENSES	6
FINANCIAL HIGHLIGHTS	7
USE OF PROCEEDS	9
THE TRUST	9
DESCRIPTION OF SHARES	9
THE TRUST’S INVESTMENTS	11
LEVERAGE	22
RISKS	26
HOW THE TRUST MANAGES RISK	39
MANAGEMENT OF THE TRUST	40
NET ASSET VALUE	43
DISTRIBUTIONS	46
DIVIDEND REINVESTMENT PLAN	47
RIGHTS OFFERINGS	47
TAX MATTERS	48
TAXATION OF HOLDERS OF RIGHTS	55
CERTAIN PROVISIONS IN THE AGREEMENT AND DECLARATION OF TRUST AND BYLAWS	55
CLOSED‑END FUND STRUCTURE	57
REPURCHASE OF COMMON SHARES	58
PLAN OF DISTRIBUTION	58
INCORPORATION BY REFERENCE	59
PRIVACY PRINCIPLES OF THE TRUST	60

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus Supplement, the accompanying Prospectus and the SAI contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this Prospectus Supplement as well as in the accompanying Prospectus. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.
Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus and the SAI are excluded from the safe harbor protection provided by Section 27A of the Securities Act.
Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. We urge you to carefully review that section for a more detailed discussion of the risks of an investment in our common shares.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by reference to the more detailed information included elsewhere in this Prospectus Supplement and in the accompanying Prospectus and in the SAI.

The Trust
BlackRock Utilities, Infrastructure & Power Opportunities Trust is a diversified, closed‑end management investment company. The Trust’s investment objectives are to provide total return and income through a combination of current income and long-term capital appreciation. The Trust is not intended as, and you should not construe it to be, a complete investment program. There can be no assurance that the Trust’s investment objective will be achieved or that the Trust’s investment program will be successful. The Trust’s common shares are listed for trading on the NYSE under the symbol “BUI.”

Investment Adviser and Sub‑Adviser
BlackRock Advisors, LLC acts as the Trust’s investment adviser and its affiliate, BlackRock International Limited, acts as the Trust’s sub‑adviser. The Advisor receives an annual fee, payable monthly, in a maximum amount equal to 1.00% of the average daily value of the net assets of the Trust. The Advisor, and not the Trust, pays an annual sub‑advisory fee to the Sub‑Advisor equal to a percentage of the management fee received by the Advisor from the Trust with respect to the average daily value of the Trust’s Managed Assets allocated to the Sub‑Advisor. “Managed Assets” means the total assets of the Trust (including any assets attributable to money borrowed for investment purposes) minus the sum of the Trust’s accrued liabilities (other than money borrowed for investment purposes).

The Offering
The Trust has entered into the Distribution Agreement with the Distributor to provide for distribution of the Trust’s common shares. The Distributor has entered into the Sub‑Placement Agent Agreement with the Sub‑Placement Agent with respect to the Trust relating to the common shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub‑Placement Agent Agreement, the Trust may offer and sell its common shares from time to time through the Sub‑Placement Agent as sub‑placement agent for the offer and sale of its common shares. The Trust will compensate the Distributor with respect to sales of common shares at a commission rate of 1.00% of the gross proceeds of the sale of the Trust’s common shares. Out of this commission, the Distributor will compensate the Sub‑Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Trust’s common shares sold by the Sub‑Placement Agent.

The provisions of the Investment Company Act generally require that the public offering price of common shares (less any underwriting commissions and discounts) must equal or exceed the net asset value per share of a company’s common shares (calculated within 48 hours of pricing).

Sales of our common shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

Use of Proceeds
We currently anticipate that we will be able to invest all of the net proceeds of any sales of common shares pursuant to this Prospectus Supplement in accordance with our investment objectives and policies as described in the accompanying Prospectus under “The Trust’s Investments” within approximately three months from the date on which the proceeds from an offering are received by the Trust; however, the identification of appropriate investment opportunities pursuant to the Trust’s investment style or changes in market conditions could result in the Trust’s anticipated investment period extending to as long as six months. Such investments may be delayed if suitable investments are unavailable at the time or for other reasons, such as market volatility and lack of liquidity in the markets of suitable investments. Pending such investment, it is anticipated that the proceeds will be invested in short-term investment grade securities or in high quality, short-term money market instruments. Depending on market conditions and operations, a portion of the cash held by the Trust, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Trust’s distribution policy and may be a return of capital.

SUMMARY OF TRUST EXPENSES
The following table and example are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our common shares.

Shareholder Transaction Expenses

Sales load paid by you (as a percentage of offering price)(1)	1.00%
Offering expenses borne by the Trust (as a percentage of offering price)(2)	0.02%
Dividend reinvestment plan fees	$0.02 per share for open-market purchases of common shares(3)

Estimated Annual Expenses (as a percentage of net assets attributable to common shares)
Management Fees(4)(5)	1.00%
Other Expenses(6)	0.08%
Total Annual Expenses(7)	1.08%
Fee Waivers and/or Expense Reimbursements(5)	(0.01)%

Total Annual Expenses After Fee Waivers and/or Expense Reimbursements(5)	1.07%

(1)
Represents the estimated commission with respect to the Trust’s common shares being sold in this offering. There is no guarantee that there will be any sales of the Trust’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales of the Trust’s common shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per share of any such sale may be greater than or less than the price set forth under “Capitalization” below, depending on market price of the Trust’s common shares at the time of any such sale.

(2)
Based on a sale price per share of $28.68, which represents the last reported sale price per share of the Trust’s common shares on the NYSE on June 25, 2026. Assumes all of the common shares being offered by this Prospectus Supplement and the accompanying Prospectus are sold. Represents the initial offering costs incurred by the Trust in connection with this offering, which are estimated to be $116,155. Offering costs generally include, but are not limited to, the preparation, review and filing with the SEC of the Trust’s registration statement, the preparation, review and filing of any associated marketing or similar materials, costs associated with the printing, mailing or other distribution of the Prospectus Supplement and the accompanying Prospectus and/or marketing materials, associated filing fees, NYSE listing fees, and legal and auditing fees associated with the offering.

(3)
Computershare Trust Company, N.A.’s (the “Reinvestment Plan Agent”) fees for the handling of the reinvestment of dividends will be paid by the Trust. However, you will pay a $0.02 per share fee incurred in connection with open-market purchases, which will be deducted from the value of the dividend. You will also be charged a $0.02 per share fee if you direct the Reinvestment Plan Agent to sell your common shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Reinvestment Plan Agent is required to pay.

(4)	The Advisor receives an annual fee, payable monthly, in a maximum amount equal to 1.00% of the average daily value of the net assets of the Trust.
(5)
The Trust and the Advisor have entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Advisor has contractually agreed to waive the management fee with respect to any portion of the Trust’s assets attributable to investments in any equity and fixed-income mutual funds and exchange-traded funds managed by the Advisor or its affiliates and other exchange-traded products sponsored by the Advisor or its affiliates, in each case that have a contractual management fee, through June 30, 2028. In addition, pursuant to the Fee Waiver Agreement, the Advisor has contractually agreed to waive its management fees by the amount of investment advisory fees the Trust pays to the Advisor indirectly through its investment in money market funds managed by the Advisor or its affiliates, through June 30, 2028. The Fee Waiver Agreement may be terminated at any time, without the payment of any penalty, only by the Trust (upon the vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) of the Trust or a majority of the outstanding voting securities of the Trust), upon 90 days’ written notice by the Trust to the Advisor.

(6)	Other Expenses are based on estimated amounts for the current fiscal year.
(7)	The Total Annual Expenses does not correlate to the ratio of expenses to average net assets given in the Trust’s most recent annual report, which included offering expenses borne by the Trust.

Example
The following example illustrates the expenses (including the sales load of $10.00 and offering costs of $0.15) that you would pay on a $1,000 investment in common shares, assuming (i) the Fee Waiver Agreement described above is only in effect for the first year, since it expires on June 30, 2028, and (ii) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total expenses incurred	$21	$44	$69	$140
The example should not be considered a representation of future expenses. The example assumes that the estimated “Other Expenses” set forth in the Estimated Annual Expenses table are accurate, that the rate listed under Total Annual Expenses remains the same each year and that all dividends and distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Trust’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.
USE OF PROCEEDS
Sales of our common shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. There is no guarantee that there will be any sales of our common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of our common shares under this Prospectus Supplement and the accompanying Prospectus may be less than as set forth below in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of our common shares at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this Prospectus Supplement. Assuming the sale of all of the common shares offered under this Prospectus Supplement and the accompanying Prospectus, at the last reported sale price of $28.68 per share for our common shares on the NYSE as of June 25, 2026, we estimate that the net proceeds of this offering will be approximately $107,824,627 after deducting the estimated sales load and the estimated offering expenses payable by the Trust, if any.
The net proceeds from the issuance of common shares hereunder will be invested in accordance with the Trust’s investment objectives and policies as set forth in this Prospectus Supplement and the accompanying Prospectus. We currently anticipate that we will be able to invest all of the net proceeds in accordance with our investment objective and policies within approximately three months of the receipt of such proceeds. Such investments may be delayed if suitable investments are unavailable at the time or for other reasons, such as market volatility and lack of liquidity in the markets of suitable investments. Pending such investment, it is anticipated that the proceeds will be invested in short-term, tax‑exempt or taxable, investment grade securities or in high quality, short-term money market instruments. Depending on market conditions and operations, a portion of the cash held by the Trust, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Trust’s distribution policy and may be a return of capital. A return of capital is a return to investors of a portion of their original investment in the Trust. In general terms, a return of capital would involve a situation in which a Trust distribution (or a portion thereof) represents a return of a portion of a shareholder’s investment in the Trust, rather than making a distribution that is funded from the Trust’s earned income or other profits. Although return of capital distributions may not be currently taxable, such distributions would decrease the basis of a shareholder’s shares, and therefore, may increase a shareholder’s tax liability for capital gains upon a sale of shares, even if sold at a loss to the shareholder’s original investments.

CAPITALIZATION
The Trust may offer and sell up to 3,801,642 common shares, $0.001 par value per share, from time to time through the Sub‑Placement Agent as sub‑placement agent under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Trust’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below assumes that the Trust will sell 3,801,642 common shares at a price of $28.68 per share (which represents the last reported sale price per share of the Trust’s common shares on the NYSE on June 25, 2026). Actual sales, if any, of the Trust’s common shares under this Prospectus Supplement and the accompanying Prospectus may be greater or less than $28.68 per share, depending on the market price of the Trust’s common shares at the time of any such sale. The Trust and the Distributor will determine whether any sales of the Trust’s common shares will be authorized on a particular day; the Trust and the Distributor, however, will not authorize sales of the Trust’s common shares if the per share price of the shares is less than the current net asset value per share plus the per share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Trust and the Distributor may also not authorize sales of the Trust’s common shares on a particular day even if the per share price of the shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of shares to be sold on any particular day. The Trust and the Distributor will have full discretion regarding whether sales of Trust common shares will be authorized on a particular day and, if so, in what amounts.
The following table sets forth the Trust’s capitalization (1) on a historical basis as of December 31, 2025 (audited); (2) the unaudited adjusted capitalization of the Trust as of April 30, 2026 reflecting the issuance of common shares pursuant to the rights offering that expired on April 2, 2026 (the “Rights Offering”); and (3) on a pro forma basis as adjusted to reflect (a) the issuance of common shares in the Rights Offering and (b) the assumed sale of 3,801,642 common shares at $28.68 per share (the last reported price per share of the Trust’s common shares on the NYSE on June 25, 2026), in an offering under this Prospectus Supplement and the accompanying Prospectus, after deducting the assumed commission of $1,090,311 (representing an estimated commission to the Distributor of 1.00% of the gross proceeds of the sale of Trust common shares, out of which the Distributor will compensate the Sub‑Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Trust’s common shares sold by the Sub‑Placement Agent) and the estimated initial offering expenses payable by the Trust, if any.

	As of December 31, 2025	As adjusted for Rights Offering	As adjusted for Rights Offering, adjusted for Offering
	(audited)	(unaudited)	(unaudited)
Common Shares	24,064,735	26,534,412	30,336,054
Paid in Capital	$409,502,439	$415,938,168	$523,762,795
Undistributed NII	$30,378,945	$30,378,945	$30,378,945
Accumulated Gain	$124,190	$124,190	$124,190
Net Appreciation/Depreciation	$151,042,989	$151,042,989	$151,042,989
Net Assets	$591,048,563	$597,484,292	$705,308,919
NAV	$24.56	$22.52	$23.25

PRICE RANGE OF SHARES
The following table sets forth, for the quarters indicated, the highest and lowest daily closing prices on the NYSE per common share, and the NAV per common share and the premium to or discount from NAV, on the date of each of the high and low market prices. The table also sets forth the number of common shares traded on the NYSE during the respective quarters.

During Quarter Ended	NYSE Market Price Per Common Share		NAV per Common Share on Date of Market Price		Premium/(Discount) on Date of Market Price		Trading Volume
	High	Low	High	Low	High	Low
June 30, 2026	$26.71	$26.34	$27.62	$27.76	(3.29)%	(5.12)%	5,558,458
March 31, 2026	$30.62	$25.69	$27.82	$26.77	10.06%	(4.03)%	4,342,584
December 31, 2025	$27.27	$24.90	$26.12	$24.66	4.40%	0.97%	4,536,542
September 30, 2025	$27.37	$25.63	$25.38	$25.46	7.84%	0.67%	3,896,109
June 30, 2025	$25.75	$20.72	$24.95	$20.64	3.21%	0.39%	3,636,815
March 31, 2025	$23.74	$22.20	$23.92	$22.28	(0.75)%	(0.38)%	3,240,144
December 31, 2024	$24.37	$22.12	$24.41	$22.44	(0.16)%	(1.43)%	3,031,403
September 30, 2024	$24.83	$22.14	$24.43	$22.30	1.64%	(0.72)%	2,940,462
June 30, 2024	$23.03	$20.20	$22.97	$21.24	0.26%	(4.90)%	3,430,077
March 31, 2024	$22.24	$20.57	$22.28	$21.47	(0.18)%	(4.19)%	3,733,789
As of June 25, 2026, the NAV per common share of the Trust was $27.99 and the market price per common share was $28.68, representing a premium to NAV of 2.47%. Common shares of the Trust have historically traded at both a premium and discount to NAV.
As of June 25, 2026, the Trust has 26,541,625 common shares outstanding.
PLAN OF DISTRIBUTION
Under the Sub‑Placement Agent Agreement, upon instructions from the Distributor, the Sub‑Placement Agent will use its reasonable best efforts to sell, as sub‑placement agent, common shares under the terms and subject to the conditions set forth in the Sub‑Placement Agent Agreement. The Distributor will instruct the Sub‑Placement Agent as to the amount of Trust common shares authorized for sale by the Sub‑Placement Agent on any particular day that is a trading day for the exchange on which the Trust’s common shares are listed and primarily trade. The Distributor will also instruct the Sub‑Placement Agent not to sell Trust common shares if the sales cannot be effected at or above a price designated by the Distributor, which price will at least be equal to the Minimum Price and which price, may, in the discretion of the Distributor and the Trust, be above the Minimum Price. The Distributor and the Trust may, in their discretion, determine not to authorize sales of the Trust’s common shares on a particular day even if the per share price of the shares is equal to or greater than the Minimum Price. The Trust and the Distributor will have full discretion regarding whether sales of Trust common shares will be authorized on a particular day and, if so, in what amounts. The Trust, the Distributor or the Sub‑Placement Agent may suspend a previously authorized offering of Trust common shares upon proper notice and subject to other conditions.
The Sub‑Placement Agent will provide written confirmation to the Distributor following the close of trading on a day on which Trust common shares are sold under the Sub‑Placement Agent Agreement. Each confirmation will include the number of shares sold, the net proceeds to the Trust and the compensation the Sub‑Placement Agent is owed in connection with the sales.
The Trust will compensate the Distributor with respect to sales of common shares at a commission rate of 1.00% of the gross proceeds of the sale of the Trust’s common shares. Out of this commission, the Distributor will compensate the Sub‑Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the

Trust’s common shares sold by the Sub‑Placement Agent. There is no guarantee that there will be any sales of the Trust’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Trust’s common shares under this Prospectus Supplement and the accompanying Prospectus may be greater or less than the most recent market price set forth in this Prospectus Supplement, depending on the market price of the Trust’s common shares at the time of any such sale; provided, however, that sales will not be made at less than the Minimum Price.
Settlements of sales of common shares will occur on the first business day following the date on which any such sales are made, in return for payment of the net proceeds to the Trust.
In connection with the sale of common shares on behalf of the Trust, the Distributor may be deemed to be an underwriter within the meaning of the Securities Act, and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.
The offering of the Trust’s common shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all common shares subject thereto or (ii) termination of the Distribution Agreement. The Trust and the Distributor each have the right to terminate the Distribution Agreement in its discretion upon advance notice to the other party.
The Sub‑Placement Agent, its affiliates and their respective employees hold or may hold in the future, directly or indirectly, investment interests in BlackRock, Inc., the parent company of the Distributor, and funds advised by the Advisor and its affiliates. The interests held by employees of the Sub‑Placement Agent or its affiliates are not attributable to, and no investment discretion is held by, the Sub‑Placement Agent or its affiliates.
The Trust has agreed to indemnify the Distributor and hold the Distributor harmless against certain liabilities, including certain liabilities under the Securities Act, except for any liability to the Trust or its investors to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by its reckless disregard of its obligations and duties under its agreement with the Trust.
LEGAL MATTERS
Willkie Farr & Gallagher LLP serves as counsel to the Trust. Certain legal matters in connection with the Trust’s common shares have been passed upon for the Trust by Morris, Nichols, Arsht & Tunnell LLP.
ADDITIONAL INFORMATION
This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Trust with the SEC under the Securities Act and the Investment Company Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the common shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

BLACKROCK UTILITIES, INFRASTRUCTURE
& POWER OPPORTUNITIES TRUST
3,801,642 Common Shares of Beneficial Interest
PROSPECTUS SUPPLEMENT
July 1, 2026
Until July 26, 2026 (25 days after the date of this Prospectus Supplement), all dealers that buy, sell or trade the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.